Exhibit 10.46
AMENDED AND RESTATED
LOAN ORIGINATION AND PARTICIPATION AGREEMENT
          THIS AMENDED AND RESTATED LOAN ORIGINATION AND PARTICIPATION AGREEMENT (“Agreement”) is made and entered into effective as of the 1st day of September, 2011, by and between AgStar Financial Services, PCA, d/b/a ProPartners Financial (“ProPartners”) and CHS Capital, LLC, formerly known as Cofina Financial, LLC (“CHS”).
RECITALS:
A.	ProPartners, CHS and CHS Capital ProFund, LLC, formerly known as Cofina ProFund LLC (“CCP”)are parties to a Loan Origination and Participation Agreement dated December 31, 2010 (the “Prior Agreement”) pursuant to which (i) CHS or CCP originated and made certain loans under its agricultural production and processing financing program based on the terms and conditions of the Farm Credit Act of 1971, as amended, the regulations of the Farm Credit Administration, the Prior Agreement, and the policies, requirements and procedures of ProPartners, all as amended from time to time (each, a “Loan” and collectively, the “Loans”) and (ii) ProPartners purchased up to a 100% participation interest in the Loans (or in the case of Cooperative/Commercial Loans, in the portion thereof offered to ProPartners) as provided therein.

B.	To induce ProPartners to purchase participation interests in the Loans, CHS also guaranteed the Loans in accordance with the terms of the Prior Agreement.

C.	ProPartners and CHS have agreed to amend and restate the Prior Agreement in its entirety with this Agreement.
          NOW, THEREFORE, in consideration of these premises, of the parties’ respective undertakings and obligations and of the agreements hereinafter set forth, ProPartners and CHS agree as follows:
I. DEFINITIONS
Unless the Agreement otherwise requires, the words and phrases hereafter defined shall be as follows (whether in singular or plural form):
1.01	“Borrower” means collectively with respect to a Participated Loan, each and every Person signing, making or co-making, endorsing, guaranteeing or acting as surety on such Participated Loan (other than CHS).

1.02	“Commitment” means with respect to a Borrower, the aggregate principal amount of any funds CHS is committed to advance to any Borrower under a Participated Loan (without prejudice to normal conditions to any such advance), computed without reduction for any advances theretofore made which are outstanding but which in fact reduces the level of future borrowings thereunder.

1.03	“Cooperative/Commercial Loans” means (i) Loans made to Borrowers who are cooperatives and (ii) other commercial loans.

1.04	“Default” means with respect to any Participated Loan, any event or circumstances which under its Loan Documents permits the indebtedness evidenced thereby to be accelerated, collateral to be foreclosed upon or other remedies taken.

1.05	“Event of Default” shall have the meaning given in Section 9.01 hereof.

1.06	“Delegated Authority Loans” has the meaning given in Section 2.01.

1.07	“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

1.08	“Guarantee” has the meaning given in Section 7.01.

1.09	“Interest Payment Date” has the meaning given in Section 2.07.

1.10	“Loan(s)” has the meaning given in the Recitals to this Agreement and includes, without limitation, Cooperative/Commercial Loans.

1.11	“Loan Documents” include, but are not limited to, a promissory note, all related loan agreements, amendments to such promissory note or loan agreements, financing statements, security agreements, mortgages, trust deeds, guaranties or other security documents which evidence any Borrower’s obligations to CHS or to the Third Party Originator, if applicable, in relation to a Participated Loan or Commitment to such Borrower.

1.12	“Loan Package” shall mean copies of the Loan Documents with respect to each Loan and loan back-up, including evidence of satisfaction of the applicable Loan Underwriting Criteria, and in the case of each Loan with a Commitment amount that is greater than $1,000,000, the Borrower’s loan application, annual budgets, cash flow projections, fiscal year end financial statements, income statements, appraisal reports, proposed security interests, CHS’ credit report and/or any other documentation requested by ProPartners or otherwise required to permit ProPartners to make an independent credit decision regarding the credit approval of such Loan, all in a form satisfactory to ProPartners.

1.13	“Loan Underwriting Criteria” means the Underwriting Standards set forth on the attached Exhibit A, as amended from time to time upon the mutual agreement of ProPartners and CHS.

1.14	“Participants” shall have the meaning given in Section 15.02.

1.15	“Participated Loan(s)” shall have the meaning given in Section 2.01.

1.16	“Participation Interest” shall have the meaning given in Section 2.01.

1.17	“Permitted Liens” shall mean, with respect to collateral securing any Participated Loan, (i) security interests in favor of ProPartners, (ii) covenants, restrictions, rights, easements and minor irregularities in title that do not materially interfere with the Borrower’s business or operations as presently conducted, and (iii) liens disclosed to ProPartners in writing prior to its purchase of such Participated Loan.
1.18	“Person” shall mean an individual, corporation, partnership, association, joint venture, limited liability company, government (or any agency or political subdivision thereof), unincorporated organization, trust or other entity, including, without limitation, an employee pension, profit sharing or other benefit plan or trust.

1.19	“Prior Agreement” has the meaning given in the Recitals to this Agreement.

1.20	“Purchase Date” shall mean each date that ProPartners advances funds to CHS in payment for a Participation Interest in Participated Loans hereunder, which funding advances shall occur no more than once per business day upon the prior request of CHS.

1.21	“Repurchase” shall have the meaning given in Section 2.06.

1.22	“Single Borrower Limit” shall mean 5% of the outstanding aggregate Commitments.

1.23	“Third Party Originator” means a financial institution or organization designated by ProPartners that may originate Loans to Borrowers on behalf of CHS.

1.24	“Total Capital” means, at any date, the amount of CHS’ “total capital” as determined in accordance with GAAP.

1.25	“Underwriting Fee” shall have the meaning given in Section 2.08.
II. PURCHASE OF PARTICIPATION INTERESTS
2.01	CHS shall originate and make the Loans to Borrowers in accordance with the Loan Underwriting Criteria, the proceeds of which will be used to finance the Borrowers’ agricultural production or processing activities. ProPartners shall then purchase up to a 100% participation interest, or in the case of Cooperative/Commercial Loans, such portion of such Cooperative/Commercial Loan offered to ProPartners, from CHS (a “Participation Interest”) in each Loan (each, a “Participated Loan” and collectively, the “Participated Loans”), in an aggregate principal amount totaling up to $250,000,000 in accordance with the terms of this Agreement. Subject to the limitations set forth in this Agreement, ProPartners hereby grants CHS delegated authority to approve all Loans with a Commitment amount that is less than or equal to $1,000,000 and to administer ProPartners’ purchase of a Participation Interest in such Loans (“Delegated Authority Loans”). Each offer to purchase a Participation Interest (for purchase on the next Purchase Date) of Loans that are not Delegated Authority Loans shall be extended to ProPartners by delivery to ProPartners of a true and correct Loan Package with respect to such Loan and ProPartners may, in its sole discretion, purchase a Participation Interest in such Loans under the terms of this Agreement. With respect to all Loans that ProPartners is purchasing a Participation Interest and all Loans where ProPartners is being offered a Participation Interest, CHS shall deliver to ProPartners a true and correct list with respect to each such Loan setting forth the Commitment to the Borrower thereunder and the amount of any advances CHS has or will have made under each such Loan as of such

Purchase Date, in each case with adequate supporting documentation of the amount of such advances.
2.02	CHS shall sell and ProPartners shall purchase on each Purchase Date, subject to the remaining terms hereof, a Participation Interest in each Loan offered by CHS that meets the following requirements: (i) CHS acted in compliance with Section 2.01 with respect to such Loan, and such Loan and the purchase thereof complies with the remaining terms of this Agreement; (ii) such Loan is subject to the Guarantee of CHS pursuant to Article VII hereof; (iii) the Loan Package with respect to such Loan is satisfactory to ProPartners; (iv) such Loan is secured in accordance with the Credit Policy and Procedures as approved by ProPartners and described in Section 10.01; (v) no Default shall exist with respect to such Loan on such Purchase Date; (vi) such Loan does not exceed the Single Borrower Limit and (vii) such Loan meets the applicable Loan Underwriting Criteria, as determined by ProPartners in its sole discretion. ProPartners shall use commercially reasonable efforts to promptly notify CHS in writing of its agreement or declination to purchase a Participation Interest in a Loan. The purchase price for a Participation Interest in each Loan shall equal the outstanding principal balance of such Loan as of the applicable Purchase Date, plus accrued but unpaid interest on such Loan as of such Purchase Date, and shall be remitted by ProPartners to CHS by wire transfer (or as the parties shall otherwise agree) no later than close of business on the next business day following such Purchase Date. ProPartners’ purchase of a Participation Interest in a Participated Loan shall be effective upon ProPartners’ advance of funds with respect to each such Participated Loan.

2.03	Each Delegated Authority Loan that CHS wishes to renew or extend past such Delegated Authority Loan’s current maturity date that no longer meets the criteria of a Delegated Authority Loan at the time of such renewal or extension may not be renewed or extended without the prior written consent of ProPartners.

2.04	If ProPartners at anytime holds a Participation Interest in a Participated Loan of a Borrower and CHS extends additional credit to the same Borrower, CHS may, in CHS’ discretion, offer ProPartners the opportunity to purchase a Participation Interest in such Loan in accordance with the terms of this Agreement. Borrowers with common management and/or controlling ownership interest greater than 50% shall be considered a single Borrower for purposes of the foregoing.

2.05	Notwithstanding that a Loan has become a Participated Loan, CHS shall make all advances required by the terms of such Loan and its Loan Documents to be made thereunder. Subject to the remaining terms hereof as they apply to Loans with respect to which there exists a Default, on each Purchase Date the parties shall also settle as to advances and receipts with respect to Participated Loans as follows:
(a)	On each Purchase Date, CHS shall provide ProPartners with respect to each Participated Loan a true and correct list of the following: (i) the Commitment to the Borrower thereunder; (ii) the amount of the outstanding principal balance as of the Purchase Date; (iii) the amount of interest collected as of the Purchase

Date; and (iv) the amount of any accrued and unpaid interest as of the Purchase Date.
(b)	On each Purchase Date, ProPartners and CHS will calculate (i) the amount owed to CHS by ProPartners to the extent the total amount of advances funded by CHS with respect to the Participated Loans exceeds the total amount of repayments of principal (scheduled, voluntary or otherwise) and/or prepayment make-whole premiums received by CHS with respect to the Participated Loans, or (ii) the amount owed to ProPartners by CHS to the extent the total amount of such receipts exceeds the total amount of such advances.

(c)	On each Purchase Date, the amount owed to ProPartners, CHS as properly calculated pursuant to this Section 2.05(b) as of any Purchase Date shall be remitted to such party by wire transfer (or as the parties shall otherwise agree) no later than close of business on the next business day following such Purchase Date.
2.06	CHS shall have (a) the option to repurchase ProPartners’ Participation Interest in a Participated Loan if (i) ProPartners and CHS agree in writing or (ii) ProPartners determines that it will not consent to the renewal or extension of such Participated Loan for a subsequent term or that ProPartners will only consent to the renewal or extension of such Participated Loan under less favorable economic terms, and (b) the obligation to repurchase ProPartners’ participation interest in (i) any Delegated Authority Loan that did not meet the applicable Loan Underwriting Criteria at the time it was made, as determined by ProPartners in its sole discretion and (ii) any Cooperative/Commercial Loan that is subject to a Default and such Default continues uncured for a period of at least 90 days or is otherwise classified by ProPartners as less than “acceptable” (in each case, a “Repurchase”). A Repurchase may be effected with respect to (a)(i) above upon the written agreement of ProPartners and CHS, with respect to (a)(ii) above, during the 10-day period following notification by ProPartners to CHS of ProPartners’ determination not to consent to the renewal or extension of a Participated Loan or to consent to such renewal or extension of a Participated Loan only under less favorable economic terms, and with respect to (b)(i) and (b)(ii) above, upon written notice from ProPartners to CHS. With respect to each Repurchase, CHS will pay to ProPartners a repurchase price equal to the sum of all outstanding principal, interest and fees then existing under such Participated Loan, plus any other reasonable third party attorney fees or other collection costs incurred by ProPartners with respect to such Participated Loan. Upon ProPartners’ receipt of payment in full with regard to a Repurchase, ProPartners shall (a) forward to CHS all items in the Loan Package pertaining to such Participated Loan in ProPartners’ possession, (b) assign to CHS all of its right, title and interest in such Participation Interest in the Participated Loan and the related Loan Documents, and (c) cease and be discharged from all activities and responsibilities regarding such Participated Loan as of the date such payment is received.

2.07	Subject to the remaining terms hereof as they apply to Loans with respect to which there exists a Default, CHS shall pay ProPartners by wire transfer (or as the parties shall otherwise agree) no later than the close of business on the first day of each January,

April, June, October occurring during the term of this Agreement (an “Interest Payment Date”), all interest which has accrued on each Participated Loan since the last Interest Payment Date (with such interest calculated according to the rates specified in Section 6.01). Except as provided in Section 3.09, CHS shall be entitled to retain any interest paid with respect to Loans in excess of the amount payable to ProPartners under this Section 2.07, and CHS shall retain and manage interest payments received from the time of purchase by ProPartners subject to its payment obligations in accordance with the foregoing.
2.08	In consideration for the activities performed by ProPartners under the terms of this Agreement, at all times during the term of this Agreement, CHS will pay to ProPartners a quarterly underwriting fee equal to 5 basis points of the aggregate outstanding principal balance of each Participated Loan that is outstanding as of the date prior to each Interest Payment Date (“Underwriting Fee”). All Underwriting Fees shall be payable no later than close of business on each Interest Payment Date.
III. LOAN ADMINISTRATION AND SECURITY
3.01	Each Loan shall be made in the name of CHS or, if otherwise agreed by the parties, in the name of a Third Party Originator. CHS shall deliver possession to ProPartners on a timely basis the originals of all Loan Documents for each Participated Loan and ProPartners shall maintain possession of all such materials.

3.02	Unless otherwise agreed to in writing by ProPartners and CHS prior to ProPartners’ purchase of a Participation Interest in a Loan and subject to Section 3.09 below, CHS shall be responsible for all primary servicing activities associated with the Participated Loans. Such servicing activities may include, but are not limited to:
(a)	prior to any transfer of servicing to ProPartners pursuant to Section 3.09, exercising due diligence and efforts to collect principal and/or interest when due and payable;

(b)	formally notifying a Borrower when a Default arises under any of the applicable Loan Documents;

(c)	monitoring applicable Loan Document covenants for compliance and formally granting or withholding consent relative to proposed actions by a Borrower when a covenant requires such consent;

(d)	obtaining and analyzing interim and annual financial statements, budgets and business plans;

(e)	obtaining and reviewing a Borrower’s insurance policies and bonds;

(f)	preparing, maintaining and periodically reviewing security documentation for accuracy, appropriateness of filing, timing of continuation filings and legal validity; and

(g)	periodically visiting a Borrower’s place of business to inspect the collateral and records, and to maintain CHS’ familiarity with a Borrower’s management and business operations.
3.03	CHS shall exercise the same degree of care and diligence in servicing and administering the Participated Loans and in collecting payments thereunder as CHS would ordinarily take in servicing, administering and collecting payments with respect to other loans of comparable face amount and credit risk which are held solely for its own account. CHS may grant any consent or waiver under or with respect to any provision of any Loan Document to which Borrower is a party or agree to any amendment to any such Loan Document to which any Borrower is a party without the consent of ProPartners; provided, however, that CHS may not, without the consent and concurrence of ProPartners, with said consent and concurrence to be documented in letters from ProPartners to CHS:
(a)	waive or release any material claims against any Borrower under a Participated Loan; and/or

(b)	make or consent to any material release, substitution or exchange of collateral outside of the Loan Underwriting Criteria.
3.04	Subject to the other requirements of this Agreement, CHS shall perform and document all loan servicing actions and activities it deems appropriate and shall keep and maintain accurate and complete records of its servicing activities regarding the Participated Loans to permit the examination thereof by ProPartners at any and all reasonable times.

3.05	All costs and expenses incurred by CHS relating to analysis, servicing actions and other activities regarding the Participated Loans shall be borne by CHS.

3.06	CHS and ProPartners agree that there shall be timely and thorough communication of pertinent general and credit information between the parties. This includes furnishing and exchanging pertinent correspondence, memoranda, quarterly Borrower status reports and loan servicing documentation (such as periodic balance sheets, operating statements, audit reports (if available) and collateral position reports) relating to a Borrower. ProPartners may, at any time, meet with a Borrower as long as CHS is present at such meeting.

3.07	CHS shall notify ProPartners within 30 days once it discovers with respect to a Participated Loan that a Default has occurred or any other potential credit problem exists as to such Participated Loan. The notification shall include the Borrower’s outstanding balances, collateral position, specific identification of the problem, and CHS’ collection/servicing strategy.

3.08	Upon the occurrence of a Default under any Participated Loan and continuation of such Default for a period of 90 days, unless ProPartners is repaid the current outstanding balance of such Participated Loan pursuant to the Guarantee or a Repurchase occurs regarding such Participated Loan, ProPartners shall assume all future servicing and collection activities and obligations with respect to such Participated Loan and CHS agrees to cooperate with ProPartners to effect an expeditious transfer of such servicing activities to ProPartners, including, without limitation, instructing the Borrowers under such Participated Loan to direct all payments to ProPartners. Upon the transfer of the servicing activities of a Participated Loan to ProPartners pursuant to this Section, all Default interest accruing under such Participated Loan shall be paid to ProPartners.
3.09	Upon the occurrence of an Event of Default by CHS, ProPartners shall have the right to immediately notify the Borrowers and direct them to forward principal, interest and other payments under the Participated Loans as ProPartners shall direct. CHS will join in this notice to the Borrowers upon the request of ProPartners. Reasonable expenses incurred by ProPartners and its agents in any collection activities before or after judgment shall be considered a part of the indebtedness due to ProPartners under the Participated Loans and all collection receipts shall be considered the property of ProPartners. Any such collection expenses shall be included in the Guarantee of CHS set forth in Article VII. The foregoing shall not limit any other remedies with respect to Events of Default occurring under this Agreement.

3.10	This Agreement shall not be deemed to appoint either CHS, on the one hand, or ProPartners, on the other hand, as agent of the other, except as CHS may be deemed the agent of ProPartners for administering, servicing and collecting under the Participated Loans and with respect to Delegated Authority Loans pursuant to Section 2.01. This Agreement shall not be construed to create a partnership, joint venture or any like arrangement between CHS, on the one hand, or ProPartners, on the other hand.
IV. SECURITY AND ASSIGNMENT
4.01	As security for the payment and performance of all the Participated Loans, CHS hereby assigns to ProPartners, any and all security interests and other liens obtained by CHS as collateral securing the Participated Loans, and as and when requested in writing by ProPartners, shall promptly file such UCC financing statements or other forms as ProPartners shall request evidencing such assignment. CHS warrants that with respect to each Participated Loan, the corresponding security documents and liens are genuine, valid and enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency or other similar laws affecting the rights and remedies of creditors generally and general principles of equity, and except for Permitted Liens or as otherwise agreed in writing by ProPartners, are perfected first liens against the primary property and junior liens against secondary property, if any, of the party executing such documents, that they have been duly executed, endorsed or assigned so that they are valid in the hands of ProPartners, and that they have been duly filed or recorded if filing or recording is necessary to their perfection and enforceability by ProPartners.

The term “primary property” is defined as any property upon which a first security interest or lien position is required pursuant to the extension of credit by CHS under CHS’ credit policies and procedures. The term “secondary property” is defined as any other property in which a security interest or lien position is given by a Borrower to CHS with respect to a Participated Loan.

V. REPRESENTATIONS AND WARRANTIES
CHS represents and warrants that:
5.01	All Chattel Paper, Instruments, Documents, Security Agreements (as such terms are defined in the Uniform Commercial Code) or other evidences of a Borrower’s obligation to pay or the grant of security pertaining to any Participated Loan is genuine and valid, duly executed or endorsed or assigned by each Person whose execution, endorsement, or assignment is essential to the validity and enforceability of the security instrument or document.

5.02	All steps necessary or beneficial for any security interest or lien with respect to any Participated Loan to be valid, duly attached, duly perfected and have the requisite priority will be duly taken by CHS (to the extent the foregoing can be accomplished by filing, notice or possession), including any necessary or beneficial filing or recording.

5.03	At the time of a purchase of a Participation Interest in each Participated Loan by ProPartners hereunder:
(a)	there are no Defaults in relation to such Participated Loan;

(b)	such Participated Loan is appropriately classified (as described in the Loan Underwriting Criteria) on the books of CHS; and

(c)	such Participated Loan is presently in accrual status.
5.04	CHS does not make any representations or warranties, either expressed or implied, to ProPartners, as to the collectibility of any Participated Loan or the continued solvency of the Borrower, other than that:
(a)	CHS has been (and will be) performing due diligence in verifying the completeness and accuracy of the Borrower’s financial statements, which are relied upon by ProPartners as a basis for agreeing to purchase a Participation Interest in each Participated Loan; and

(b)	CHS has been (and will be) performing due diligence in verifying the existence of collateral securing each Participated Loan and that any deficiencies in the collateral in terms of quantity, condition or value will be immediately reported to ProPartners in writing upon discovery of such deficiencies by CHS.
5.05	CHS does not make any representations or warranties, either expressed or implied, to ProPartners as to the credit underwriting of the Loans offered for purchase and to the validity and enforceability of the Loan Documents, other than as follows and as elsewhere represented or warranted in this Agreement:
(a)	the Loan Documents are and/or will be properly executed by the applicable Borrower;

(b)	in the case of all Participated Loans secured by livestock facilities, the Loan Documents regarding such Participated Loans shall include verification of the appropriate waste management and regulatory permits;

(c)	when applicable, the Loan Documents will include intercreditor agreements properly defining the priority of interests between CHS and such other lenders to the satisfaction of ProPartners;

(d)	to the extent contemplated by the applicable Loan Documents, all financing statements, security agreements, mortgages or deeds of trust are and/or will be properly recorded in accordance with applicable law, to obtain a perfected first priority security interest in the collateral securing the Participated Loans, unless otherwise agreed by ProPartners in writing; and

(e)	CHS has taken and/or will take and will continue to take whatever additional actions which may be necessary and proper under applicable law to legally perfect and maintain security interests in the collateral securing the Participated Loans.
5.06	The execution, delivery and performance of this Agreement by each of CHS (a) have been duly authorized by all necessary corporate action on the part of such party, (b) do not conflict with or violate its bylaws or other organizational documents or any law or regulation applicable to such party, and (c) do not conflict with or violate any contract or other agreement to which such party is a party or is otherwise bound.
ProPartners represents and warrants that:
5.07	The execution, delivery and performance of this Agreement by ProPartners (a) have been duly authorized by all necessary corporate action on the part of ProPartners, (b) do not conflict with or violate its bylaws or other organizational documents or any law or regulation applicable to ProPartners, and (c) do not conflict with or violate any contract or other agreement to which ProPartners is a party or is otherwise bound.

5.08	ProPartners will not willfully disclose information pertaining to any Borrower to ProPartners’ owners or any third parties except in the ordinary course of ProPartners operating procedures.
VI. PRICING AND FUNDING OPTIONS
6.01	Each Participated Loan shall bear interest at the rate described on Exhibit B, which Exhibit B shall be updated from time to time as agreed by ProPartners and CHS. Any Participated Loan that is a fixed-rate loan shall bear interest at such fixed rate of interest as agreed by the parties on a case by case basis.

6.02	All Participated Loans that are “term loans” with variable rates shall have scheduled defined principal payments. The principal repayments may be monthly, quarterly, semi-annual or annually. CHS shall submit to ProPartners prior to the applicable Purchase Date a term sheet on each Participated Loan that is a “term loan” specifying the repayment and pricing characteristics of such Participated Loan.

6.03	ProPartners may require that some of the fixed interest rate options be subject to prepayment make-whole language designated by ProPartners if a Borrower refinances or re-prices such Participated Loan prior to maturity.
VII. GUARANTEE
7.01	CHS hereby absolutely and unconditionally guarantees full payment of all Participated Loans; provided, however, that for each calendar year, CHS’ guarantee under this Section 7.01 shall be limited to $50,000,000 (the “Guarantee”); provided, however, that if the aggregate amount of Guarantee payments made by CHS during any calendar year exceeds $48,000,000, then ProPartners and CHS shall mutually agree in writing which Participated Loans are repaid pursuant to any remaining Guarantee payments made by CHS for such calendar year.

7.02	ProPartners may make a call by written notice to CHS under the Guarantees with respect to any Participated Loan that is subject to a Default for a period of 90 days, and CHS shall pay such Guarantee payment no later than the tenth business day after CHS’ receipt of such written notice.

7.03	In the event that ProPartners has assumed servicing and collection activities for a Participated Loan pursuant to Section 3.08, CHS hereby agrees that it will not exercise or enforce any right of contribution, reimbursement, recourse or subrogation against a Borrower under such Participated Loan or any collateral securing such Participated Loan unless and until ProPartners has been indefeasibly paid in full all amounts owed to it under such Participated Loan.

7.04	Upon the occurrence of a Default under any Participated Loan and the continuation of such Default for a period of 90 days, CHS agrees that ProPartners may, at any time, extend payment of such Participated Loan in whole or in part, otherwise change the terms of payment (including interest rate), accept partial payments, release or impair any collateral security, release or agree not to sue any party liable on said Participated Loan and/or take any other actions with respect to such Participated Loan or parties thereto, all without releasing or diminishing any liability of CHS pursuant to the Guarantee.

7.05	The Guarantee of CHS herein is a promise of payment, and not of collection, and CHS waives any right to require ProPartners to bring any action against a Borrower under the Participated Loans or against any other Person or to require that resort be had to any security or credit on the books of ProPartners in favor of a Borrower, prior to the fulfillment by CHS of its Guarantee obligations hereunder.

7.06	No delay on the part of ProPartners in exercising any rights hereunder or failure to exercise the same shall operate as a waiver of such rights. In no event shall any modification or waiver of the provisions of the Guarantee of CHS hereunder be affected unless in writing nor shall any such waiver be applicable except in the specific instance for which given.

7.07	The Guarantee of CHS hereunder shall constitute a continuing and irrevocable agreement of guarantee. The Guarantee of CHS shall continue until all amounts owed to ProPartners under the Participated Loans have been fully and completely discharged.
VIII. COVENANTS OF CHS
8.01	During the Term, CHS shall maintain at all times, measured as of the end of each calendar quarter, Total Capital of not less than $65,000,000.

8.02	During the Term, CHS shall maintain as of the last day of each month a ratio of (i) its total debt to (ii) its Total Capital plus its loan loss reserve, of not more than 8.00 to 1.00. For this purpose, (a) CHS’ “total debt” means all of CHS’ indebtedness incurred or assumed for borrowed money and all of CHS’ lease obligations if, in either case, categorized as debt according to GAAP, together with all indebtedness of any indebtedness of any other Person if categorized as debt according to GAAP, and (b) CHS’ “loan loss reserve” means the amount identified on CHS’ balance sheet as loan loss reserves as of the last day of the appropriate month.
IX. EVENTS OF DEFAULT
9.01	The occurrence of any one or more of the following events will constitute an “Event of Default” hereunder:
(a)	ProPartners or CHS materially breaches any covenant or term, or fails to perform any obligations under this Agreement and such failure is not cured within 30 days following receipt of notice from the other party (excluding a failure to pay as set forth in subsection (c) below);

(b)	Any warranty, representation, or statement now or hereafter furnished by or on behalf of ProPartners or CHS in connection with this Agreement proves to be false or misleading in any material respect when furnished;

(c)	Failure by CHS or ProPartners to remit on a timely basis to the other party its share of advances or payments received with regard to any Participated Loan and such failure to pay is not cured within 5 days of the date of such failure;

(d)	Failure of CHS or ProPartners to materially comply with applicable state or federal laws or regulations; or

(e)	ProPartners or CHS become insolvent, or declare bankruptcy.
9.02	Upon the occurrence of any Event of Default, the non-defaulting party may, at its sole option and discretion and upon prior written notice to the defaulting party, suspend or terminate its obligations hereunder, or exercise any rights contained in this Agreement. In addition, or in the alternative, the non-defaulting party may exercise any rights available to it at law or equity, which rights are hereby expressly preserved. Such rights and remedies will be cumulative and not exclusive to the fullest extent necessary in order to provide the non-defaulting party with its benefit of the bargain under this Agreement.

X. CREDIT POLICY AND PROCEDURES MANUAL
10.01	The Participated Loans shall be subject to documented risk identification requirements, credit underwriting policy standards, and other policies and procedures, including asset/liability management policies developed by CHS and approved by ProPartners. Such credit standards shall define minimum financial, operating and collateral standards normally required of a Borrower to be eligible for financing by CHS. CHS shall provide ProPartners with a copy of its policies and procedures and all updates or changes affecting the policies and procedures; provided, however, that any material changes to such policies and procedures must be approved in advance by ProPartners. ProPartners and its Participants, at their option, may from time to time make changes in the risk identification requirements, credit standards, policies and procedures which will become effective upon CHS’ prior written consent and will apply to all subsequent new Loans offered for purchase. All of the above-stated policies and procedures will be contained in a manual entitled “Credit Policy and Procedures.”

10.02	CHS shall be responsible for the development of procedures to be followed for loan documentation identification and preparation, loan documentation execution, loan closing, loan servicing and reporting. Upon request, CHS shall submit its procedures to ProPartners.
XI. INDEMNIFICATION
11.01	CHS, by executing this Agreement, agrees to indemnify ProPartners, its agents and employees, for any losses suffered by ProPartners or such agents and employees when such losses are caused by (i) errors by CHS or any of its employees or agents in the origination or servicing of any Participated Loan, including, without limitation, errors in the Loan Documents and the failure to properly file or continue UCC financing statements, (ii) the failure of a Participated Loan to satisfy the requirements of Section 2.02 and (iii) the gross negligence of CHS or any of its employees or agents or by the willful, wanton, or criminal conduct of CHS or any of its employees or agents.

11.02	ProPartners, by executing this Agreement, agrees to indemnify CHS, its agents, directors and employees, for any losses suffered by CHS or such agents, directors or employees when such losses are caused by (i) errors by ProPartners or any of its employees or agents in the servicing of any Participated Loan that ProPartners has assumed servicing responsibilities for under Section 3.08, including, without limitation, the failure to properly file UCC financing statement amendments/continuations related to the same and (ii) the gross negligence of ProPartners or any of its employees or agents or by the willful, wanton, or criminal conduct of ProPartners or any of its employees or agents.
XII. FINANCIAL INFORMATION AND REPORTING
12.01	CHS shall furnish ProPartners with CHS’ monthly financial statements prepared in accordance with GAAP within 30 days after the end of each month. CHS shall also furnish ProPartners with CHS’ individual fiscal year-end financials, president’s reports and internal reviews and audits to within 90 days of each such fiscal year-end or, if earlier, within 30 days of completion thereof.

12.02	CHS shall on a monthly basis provide ProPartners with the reports described on Exhibit C, which reports shall be in form and content acceptable to ProPartners in its sole discretion.
XIII. ACCOUNTING
13.01	CHS shall perform all the internal accounting and reporting tasks associated with Borrowers. ProPartners will apply all funds received to the appropriate Participated Loan as directed by CHS.
XIV. REVIEW PROGRAM
14.01	ProPartners may conduct any review of the Participated Loan program as deemed necessary to monitor compliance with underwriting standards and procedures, file documentation requirements, individual Participated Loan performance and receipt and disbursement by CHS of Participated Loan funds and customer payments. CHS shall furnish information, and permit examination of books and records relative to the Participated Loans as ProPartners may specify. Such reviews shall be performed as frequently as deemed necessary. ProPartners shall provide CHS with a formal written report of its findings, including any modifications made to the credit quality of the Participated Loan program.
XV. SUCCESSORS AND PARTICIPANTS
15.01	This Agreement shall bind and inure to the benefit of ProPartners and CHS and their respective successors and assigns, but may be assigned only with the written consent of the other parties.

15.02	ProPartners may (i) without the consent of CHS, sell participation ownership interests in the Participation Interests to AgriBank and to other institutions within what is known as the Farm Credit System, the name commonly used to refer to the entities and activities authorized by the terms of the Farm Credit Act of 1971 and the regulations thereunder (“Farm Credit System”), that also hold an ownership interest in ProPartners and (ii) with the prior written consent of CHS, which consent shall not be unreasonably withheld, sell participation ownership interests in the Participation Interests to other institutions within the Farm Credit System (collectively, the “Participants”). Such Participants shall have no voting rights with respect to the Participated Loans. Except as otherwise expressly agreed to in writing by CHS, ProPartners shall not by reason of any such sale of its participation ownership interests in the Participation Interests be relieved of any of its obligations hereunder. Each Participant shall be subject to the provisions of this Agreement and the other applicable written documents evidencing any applicable Participated Loan.

XVI. EXPIRATION AND TERMINATION
16.01	This Agreement may be terminated by CHS, on the one hand, or ProPartners, on the other hand, upon 90 days’ prior written notice delivered to the other party; provided, however, that either such party may terminate this Agreement upon written notice to the other in the event that the other party is in breach in any material respect of its obligations hereunder and such breach remains uncured for 30 days following receipt of notice to the defaulting party following written notice thereof to such party or such longer period if otherwise provided herein. In the event this Agreement is terminated, the respective rights and obligations of the parties shall continue with respect to any outstanding Participated Loans until all indebtedness and other obligations under all such Participated Loans and related Loan Documents have been fully and completely discharged. This Agreement shall terminate in its entirety upon full payment of all indebtedness and other obligations under all such Participated Loans and related Loan Documents.
XVII. MISCELLANEOUS
17.01	No provision of this Agreement or any other related agreement between ProPartners and CHS regarding the Participated Loans can be waived, modified, amended, supplemented, or terminated, except by a writing executed by ProPartners and CHS. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to waive any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

17.02	ProPartners and CHS agree to execute other agreements, documents or instruments as requested by the other party in connection with this Agreement as may be deemed necessary to carry out the purpose hereof.

17.03	Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via facsimile to the number set out below, (c) the business day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third business day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other parties hereto:

If to CHS:
CHS Capital, LLC
5500 Cenex Drive
Inver Grove Heights, Minnesota 55077
Attention: Jamey Grafing
Fax: (651) 451-4917
If to ProPartners:
ProPartners Financial
8530 Eagle Point Blvd., Suite 100
Lake Elmo Minnesota 55042
Attention: Chris Mueller
Fax: (877) 282-7861
17.04	All payments made by the appropriate party under this Agreement shall be made in the lawful currency of the United States by wire transfer or other electronic method (i.e., ACH) of immediately available funds to the appropriate party, in accordance with the wire transfer instructions specified in a written notice delivered to the other party from time to time.

17.05	This Agreement and any other agreements among the parties associated with the Participated Loans shall be governed by and construed under the laws of the State of Minnesota.

17.06	This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and finally integrated into this Agreement. The parties agree that this Agreement amends and restates the Prior Agreement and supersedes and replaces the Prior Agreement in its entirety.

17.07	Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of the provisions of this Agreement.

17.08	This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.
[signature page follows]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

AGSTAR FINANCIAL SERVICES, PCA, D/B/A PROPARTNERS FINANCIAL

By:	/s/Chris Mueller

Its:	President

CHS CAPITAL, LLC

By:	/s/Brian Legried

Its:	President

EXHIBIT A
Loan Underwriting Criteria
[attached]

EXHIBIT B
Interest Rates

EXHIBIT C
Monthly Reports to be provided to ProPartners
1.	Report of all Participated Loans listed with required data (as determined by ProPartners from time to time).

2.	Report of all Participated Loans that are subject to a Default that has continued for 30 days.